UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
THE SECURITIES ACT OF 1933

Samson Oil & Gas Limited
(Exact name of registrant as specified in its charter)

Australia (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000
(Address of principal executive offices)

Samson Oil & Gas Limited Stock Option Plan
 (Full title of plan)

Terence M. Barr
Email: Terry.Barr@SamsonOilandGas.com
1726 Cole Blvd, Suite 210
Lakewood, Colorado 80401
303-295-0344
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary shares, no par value, issuable under the Samson Oil & Gas Limited Stock Option Plan	72,500,000	$0.12	$8,700,000	$1,020.07
Ordinary shares, no par value, reserved for issuance under the Samson Oil & Gas Limited Stock Option Plan	77,500,000	$0.18	$13,950,000	$1,629.60
(1)
Ordinary shares, no par value (the “Shares”) are traded in the United States in the form of American Depository Shares (“ADSs”).  Each ADS represents 20 Shares on deposit with The Bank of New York, as depositary bank (the “Depositary”), and is evidenced by an American Depositary Receipt issued by the Depositary.  Separate registration statements on Form F-6 have been filed and may be filed in the future for the registration of the ADSs.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminable number of additional ordinary shares that may become available for purchase pursuant to the plan in the event of certain changes in the outstanding ordinary shares, including mergers, stock dividends, stock splits and reverse stock splits.

(3)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The maximum offering price has been calculated based on (i) with respect to Shares underlying outstanding options previously granted (72,500,000 Shares), the weighted average exercise price for outstanding options ($A0.11), and (ii) with respect to Shares that remain available for issuance (77,500,000 Shares), the average of the high and low prices of the Shares as quoted on the Australia Securities Exchange on April 19, 2011 (A$0.17). The translation of Australian dollars into U.S. dollars have been made at the 4:00pm rate buying rates as posted by the Reserve Bank of Australia on April 20, 2011 of US$1.0583 per A$1.00.

(4)
The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee for fiscal 2011 shall be $116.10 per $1 million of the maximum aggregate price at which such securities are proposed to be offered.  The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by .0001161.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. We will deliver the documents containing the information specified in Part I to the participants in the plans covered by this registration statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus for the plan that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission by the registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)
The registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2010, including the description of the registrant’s Shares, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9.  The Offer and Listing” and “Item 10.  Additional Information,” respectively, of the Form 20-F; and

(b)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2010.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Corporations Act 2001 (Commonwealth) of Australia

Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•
in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of any duty in relation to the company; or

•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Samson’s Constitution

Article 11 of Samson Oil & Gas Ltd.’s constitution, entitled “Officers’ Indemnity and Insurance” provides:

“11.1	Indemnity

Subject to section 199A, the Company must, to the extent the person is not otherwise indemnified, indemnify every officer of the Company and its wholly-owned subsidiaries and may indemnify its auditor against a liability:

(a)           incurred as officer or auditor to a person other than the Company or a related body corporate (including a liability incurred as a result of appointment or nomination of the Company or a subsidiary as a trustee or as an officer of another corporation) unless the liability arises out of conduct involving a lack of good faith or is a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H; and

(b)           for costs and expenses incurred in defending civil or criminal proceedings in which judgement is given in favour of that person, or in which that person is acquired, or in which the grounds for making a court order sought by ASIC or a liquidator are found by the court not to have been established, or in connection with proceedings for relief to that person under the Act in which the court grants the relief.

11.2	Insurance

Subject to section 199B, the Company may enter into, and pay premiums on, a contract of insurance in respect of any person.

11.3	Former officers

The indemnity in favour of officers under rule 11.1 is a continuing indemnity.  It applies in respect of all acts done by a person while an officer of the Company or one of its wholly owned subsidiaries even though the person is not an officer at the time the claim is made.”

Pursuant to this provision, Samson maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See index of Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment  to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 21st day of April, 2011.

SAMSON OIL & GAS LIMITED

By:	/s/ Terence M. Barr
Terence M. Barr
Managing Director, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Terence M. Barr and Robyn Lamont, and each of them, his or her true and lawful attorneys-in-fact, proxy and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such attorneys-in-fact, proxy and agent or any of his or her substitutes may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on the 21st day of April, 2011.

/s/ Neil MacLachlan	/s/ Robyn Lamont
Neil MacLachlan	Robyn Lamont
Director	Chief Financial Officer (Principal Accounting and Principal Financial Officer)

/s/ Keith Skipper	/s/ Terence M. Barr
Keith Skipper	Terence M. Barr
Director	Managing Director, Chief Executive Officer and President (Principal Executive Officer and Authorized U.S. Representative)

/s/ Victor Rudenno
Victor Rudenno
Director

EXHIBITS

The following are filed at exhibits to this registration statement:

4.1	Samson Oil & Gas Limited Stock Option Plan

5.1	Opinion of Minter Ellison

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Ernst & Young LLP

23.3	Consent of Minter Ellison (included in Exhibit 5.1)

23.4	Consent of Ryder Scott

23.5	Consent of Robert Gardner

24.1	Power of Attorney (included on signature page of this Registration Statement)